Exhibit 10.1

BB&T Florida Unilateral Letter Renewal

December 23, 2010

The Goldfield Corp.

1684 West Hibiscus Blvd

Melbourne, Fl 32901

Re:	Account: 9660933082
Note Number: 00002

Dear Steve:

Your loan with BB&T will mature on December 28, 2010. At this time, we are waiting for the following documentation and information in order to complete our decision to renew this credit facility:

Attorney Opinion Letter

This loan was closed outside the state of Florida in order to save on Documentary Stamp Taxes that would otherwise have been due. In order to avoid the necessity of traveling outside the state for a short-term renewal while we are waiting for this documentation, BB&T will grant you an extension on the maturity on this credit facility for an additional 30 days. Your note will now be due and payable in full on January 27, 2011. All other terms and conditions of the note will remain unchanged. Please continue to make your regular monthly payment under the note. By making this extension, BB&T is not waiving any default and is not waiving, modifying or extending any other term or condition of the note or any other loan document. In order to maintain the tax nature of the note, please do not sign or return this letter to BB&T.

Sincerely yours,

BRANCH BANKING AND TRUST COMPANY

/s/ Debra Pavlakos

Debra Pavlakos
Senior Vice President

1797FL	Unilateral Letter Renewal template